Exhibit 99.1
                                                         Contact: Dwaine Stevens
                                                        (904) 781-8600 Ext. 6107


             PUBLIX REPORTS RESULTS FOR THIRD QUARTER, FIRST NINE MONTHS
                                 AND STOCK PRICE


      LAKELAND, Fla., Nov. 1, 2004 -- Publix's sales for the third quarter of 2004 reached approximately $4.6 billion, a 14.5 percent increase from last year's $4.0 billion. As a result of four major hurricanes, the Company estimates that its sales increased approximately 4.7 percent for the third quarter of 2004. Comparable store sales for the third quarter of 2004 increased 4.6 percent.
      Net earnings for the third quarter were approximately $183.7 million this year, compared to $134.6 million in 2003, an increase of 36.5 percent. Earnings per share increased to $1.04 for the third quarter of 2004, up from $0.74 per share in 2003. During the third quarter of 2004, Publix estimates that its inventory losses due to power outages and other additional operating expenses related to the four major hurricanes were approximately $63.0 million. The Company estimates the profit on the incremental sales related to the hurricanes largely offset the losses incurred. During the third quarter of 2003, the
Company  closed  PublixDirect  and  recorded an expense of  approximately  $30.0 million. The impact of the expense on net earnings was approximately $18.0 million or $0.10 per share for the third quarter of 2003.
      Publix's sales for the first nine months of 2004 were approximately $13.8 billion, a 10.8 percent increase from last year's $12.4 billion. Net earnings for the first nine months of 2004 were approximately $586.5 million, compared to $483.2 million in 2003, an increase of 21.4 percent. Earnings per share increased to $3.29 for the first nine months of 2004, up from $2.60 per share in 2003.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on November 5, 2004.
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      Based on the most recent appraisal, Publix's stock price remains at $58.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "Considering the unprecedented four major hurricanes in six weeks, I'm very pleased with our sales and profit results. I want to thank our associates for their extraordinary efforts in serving our customers' needs," said Publix CEO Charlie Jenkins, Jr.
      Publix is owned and operated by its 124,500 employees, with 2003 sales of $16.8 billion. Currently Publix has 834 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for seven consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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